EXHIBIT 21.1

               SUBSIDIARIES OF ERD WASTE CORP. AT JANUARY 31, 1996





Name                             State               Additional Names
of                               of                  Under Which
Subsidiary                       Incorporation       Subsidiary Does Business
- ----------                       -------------       ------------------------




Environmental Waste                    DE
Incineration, Inc.



ERD Waste Corp. of Illinois            IL                   "ECT"



ERD Waste Corp.                        DE
Indiana



ENSA Acquisition Corp.                 DE



Absorbent Manufacturing &              IL
Technology, Inc.



C & J Enterprises, Inc.                DE



Long Beach Recycling &                 NY
Recovery Corp.



ERD Management Corp.                   NY